News Release
For more information contact:
Dennis J. Zember Jr.
Executive Vice President & CFO
(229) 890-1111

AMERIS BANCORP REPORTS NET INCOME FOR
FIRST QUARTER 2008

April 17, 2008

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia, reported net income of $3.0 million, or $0.22 per share, for the quarter ended March 31, 2008, compared to net income for the same quarter in 2007 of $5.0 million, or $0.37 per share.  Several issues combined to cause the decrease in earnings, including continued pressure on credit quality and slightly lower net interest margins.

Margin Pressures are Lessening and Spreads are Improving
The Company’s net interest margin for the first quarter of 2008 declined only 0.01% to 3.91%, when compared to the fourth quarter of 2007.  Lower short-term interest rates and a steeper yield curve are providing the Company with pricing opportunities that have not been available in recent years.  Profitability related to the Company’s lending activities has improved as spreads to prime and certain treasury benchmarks have increased over historically thin levels seen in recent years.  Loan yields decreased to 7.56% in the first quarter of 2008, compared to 8.59% in the first quarter of 2007 mainly due to rapid decreases in benchmark interest rates since October 2007.  At the end of the first quarter, yields on the Company’s variable loan portfolio had decreased to 6.34%, compared to 8.78% for the same quarter of 2007.  When compared to the first quarter of 2007, yields on fixed rate loans in the first quarter of 2008 remained unchanged at 8.03%.  Fixed rate loans account for approximately 47.5% of the total portfolio.

The Company has also taken advantage of opportunities to improve its cost of funds during the recent fall in short-term interest rates.  Total cost of funds decreased to 3.30% in the first quarter of 2008, compared to 3.79% in the same quarter of 2007.  Declining yields on deposit costs were realized across the board, but mostly in time deposits where the yield fell to 4.78% in the first quarter of 2008, compared to 5.03% in the same quarter of 2007.  When compared to the fourth quarter of 2007, time deposit yields declined from 5.09% as renewal activity on time deposits only recently started producing meaningful savings.

Repricing opportunities on non-deposit funding presented greater cost saving opportunities during the quarter.  Yields on non-deposit funding dropped from 5.68% in the first quarter of 2007 to 3.81% in the first quarter of 2008.  Additional savings are expected in coming quarters due to significant repricing on additional non-deposit funding which occurred at the end of the first quarter.

Operating Income and Operating Expense Trends
Non-interest income increased 8.1% to $4.8 million during the first quarter of 2008 when compared to the same quarter in 2007.  The Company’s low-cost deposit campaign produced a significant increase in the number of checking accounts which are subject to various charges.  As a result, service charges increased 15.3% to $3.3 million compared to $2.9 million in the first quarter of 2007.  Income from mortgage loan activities increased substantially as a result of significant hiring and training efforts in the last half of 2007.  Mortgage income increased to $869,000, an increase of 27.2% over the first quarter of 2007.  The Company’s mortgage lending activities do not subject the Company to higher levels of risk, as all loans are closed with guaranteed takeouts and are underwritten by the purchaser.

Operating expense increased during the quarter by $1.1 million or 7.4% to $15.6 million when compared to the same quarter in 2007.  Increases in salaries and benefits were responsible for most of the increase and were the result of continued expansion in South Carolina and growth in the Company’s mortgage unit.  Total salaries and benefits increased 10.4% during the first quarter of 2008, to $8.6 million when compared to the first quarter of 2007.  Equipment and occupancy expense increased during the quarter by 13.2% to $2.0 million when compared to the first quarter of 2007.  These increases are also related to the quick build-out of branch infrastructure and staffing levels necessary for the South Carolina expansion, which accelerated in the second half of 2007.  While hiring efforts and branch acquisition efforts continue, the Company expects earlier activity to move closer to breaking even or becoming profitable.  While meaningful accretion to profitability levels and earnings is not expected for several quarters, the Company does not foresee additional dilution to profitability and earnings.

Provision for Loan Losses and Credit Quality
The Company’s provision for loan losses during the quarter amounted to $3.2 million, a significant increase over the $507,000 recorded in the first quarter of 2007.  These historically high levels of provision for loan losses reflect deterioration in loans and underlying real estate collateral primarily in northern Florida as well as aggressive write-downs to facilitate the liquidation of non-performing assets.  The Company’s exposure to large individual loans is limited and the portfolio is diversified over four states and more than twenty distinct communities, however certain markets have experienced severe slowdowns in real estate activity that has stressed certain borrowers.

Non-performing assets increased $6.6 million during the quarter to $32.5 million from the fourth quarter of 2007.  During the quarter, the Company disposed of $6.6 million in other real estate owned (OREO) but foreclosed on an additional $4.7 million.  While non-performing assets as a percentage of loans increased to 2.00% at the end of the quarter, binding contracts with sufficient earnest money exists on approximately 18.5% of the quarter ending non-performing assets.

Balance Sheet Growth and Capital Levels
Total loans increased during the quarter by minimal levels as new loan production was sufficient to counter the Company’s efforts in reducing exposure in construction and development loans, as well as other criticized assets.  Total loans increased to $1.62 billion, a 9.9% increase over the first quarter of 2007, but an increase of only 0.52% when compared to December 31, 2007.  Deposits also grew at slower paces than seen in recent periods as anticipated slow growth in loans allowed for tighter deposit pricing.  In addition, focus on growing banking relationships with customers has reduced pressure on the Company’s bankers to retain higher priced deposit accounts leading to additional decreases in balances.  Total deposits increased 4.2% to $1.78 billion when compared to the first quarter of 2007.  Demand deposits (non-interest bearing and interest bearing) increased 6.6% to $804.1 million while time deposits increased 1.8% to $890.7 million when compared to the first quarter of 2007.

Slower growth in total loans and assets for several quarters has strengthened the Company’s tangible capital levels.  Tangible capital at the holding company level increased from $122.6 million and 6.19% of tangible assets at March 31, 2007, to $137.1 million and 6.66% at March 31, 2008.  Ameris Bank’s total risk based capital ratio decreased from 12.16% at March 31, 2007 to approximately 11.79% at March 31, 2008.  Minimum standards to remain “well-capitalized” indicate that the Bank has excess capital of approximately $29 million at March 31, 2008.

Ameris Bancorp is headquartered in Moultrie, Georgia, and has 45 locations in Georgia, Alabama, northern Florida and South Carolina.

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Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.